Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Two Harbors Investment Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 par value per share	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Other	Depositary Shares	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.001 per share	415(a)(6)	3,819,406(2)	—	$57,878,441	—	—	S-3ASR	333-251326	February 26, 2021	$6,368
	Total Offering Amounts					$57,878,441 (1)(2)		$0
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Pursuant to Instruction 2.A.iii.c of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In accordance with Rule 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees other than as specified in footnote (2) below. Any subsequent registration fees will be paid on a pay-as-you-go basis.

(2)	Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include 3,819,406 of unsold shares of common stock (the “Unsold Securities”) previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-253606), which was automatically effective on February 26, 2021 (the “Prior Registration Statement”). The Prior Registration Statement registered 11,000,000 shares of common stock under an equity distribution agreement with JMP Securities, LLC with a proposed maximum aggregate offering price of $241,127,200. The registrant sold an aggregate of 7,180,594 shares of such securities under the Prior Registration Statement, leaving the balance of 3,819,406 shares of Unsold Securities, in respect of which the registrant paid an aggregate registration fee of $6,368. Pursuant to Rule 415(a)(6), the filing fee of $6,368 associated with the offering of the Unsold Securities is hereby carried forward to be applied to the of Unsold Securities registered hereunder, and as a result, no additional filing fee is due with respect to the Unsold Securities included in this registration statement. Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statement will be deemed terminated as of the time of filing of this registration statement.